                                           REGISTRATION STATEMENT NO. 333-34565
                                           FILED PURSUANT TO RULE 424(b)(3)

PROSPECTUS

                         AMERICAN HOMESTAR CORPORATION

                                 474,099 SHARES
                                       OF
                                  COMMON STOCK

     This Prospectus relates to the offer and sale of up to 474,099 shares
(the "Shares") of common stock, par value $0.05 per share (the "Common Stock") of American Homestar Corporation (the "Company") by certain shareholders of the Company (the "Selling Shareholders") issued pursuant to the provisions of the Securities Purchase Agreement dated March 6, 1997, as amended, by and among the Company and Brilliant Holding Corporation and the Security holders of Brilliant Holding Corporation (the "Acquisition Agreement").

     The Common Stock may be sold from time to time by the Selling Shareholders or permitted transferees. Such sales may be made through one or more brokers or dealers on Nasdaq National Market ("Nasdaq"), or any other over-the-counter market or exchange on which the Common Stock is quoted or listed for trading, or in negotiated transactions, in each case at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. See "Plan of Distribution." Upon any sale of the Common Stock offered hereby, the Selling Shareholders or permitted transferees and participating agents, brokers, dealers and marketmakers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Company, however, understands that the Selling Shareholders do not admit that they are underwriters within the meaning of the Securities Act.

     The Common Stock is quoted through Nasdaq under the symbol "HSTR." On August 25, 1997 the last reported sale price of the Common Stock, as reported on Nasdaq, was $22.625. The Company will not receive any of the proceeds from sales of the Shares offered hereby by the Selling Shareholders.

                               -----------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is September 25, 1997.


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




                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, at 450 Fifth Street, N.W., Washington, D.C., 20549, at prescribed rates. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The common stock of the Company, par value $.05 per share (the "Common Stock") is quoted on Nasdaq. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of Nasdaq at 1735 K Street, N.W., 3rd Floor, Washington, D.C.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") of which this prospectus forms a part. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth or incorporated by reference in the Registration Statement. Copies of the Registration Statement are available from the Public Reference Section of the Commission at prescribed rates.

     The Company's principal executive offices are located at 2450 South Shore Boulevard, Suite 300, League City, Texas, 77573, and the Company's telephone number is (281) 334-9700.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed with the Commission by the Company, are incorporated herein by reference and made a part hereof:

     (i) The Company's latest annual report on Form 10-K for the year ended May 31, 1997 (the "Annual Report");

     (ii) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, since the end of the fiscal year covered by the Annual Report; and


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




     (iii) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A (No. 0-24210) filed May 5, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock to be made hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests for such documents should be directed to American Homestar Corporation, 2450 South Shore Boulevard, Suite 300, League City, Texas 77573, Attention: Craig A. Reynolds, Executive Vice President (telephone: (281) 334-9700).


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Common Stock offered hereby.

                              SELLING SHAREHOLDERS



                                                                            Common         Ownership
                                                          Ownership          Stock             of         Percentage
                                                          of Common       Offered For        Common           of
                                                         Stock Prior        Selling          Stock          Common
         Name and Office                                     to          Shareholders'       After        Stock After
         of Beneficial Owner                              Offering          Account         Offering       Offering
         -------------------                             -----------      -----------       --------       --------
Alfred K. Berg                                             16,464            16,464            0              *

Gerald Bull                                                16,542            16,542            0              *

William A. Burnham                                          2,744             2,744            0              *
& Kaye B. Burnham

Dalewood Associates, L.P.                                  38,415            38,415            0              *

Leon Dodd                                                  20,609            20,609            0              *

Ronald J. Green                                             2,195             2,195            0              *

Ronald J. Green, Smith Barney, Inc., IRA                    5,487             5,487            0              *
Custodian

Growth Holdings, L.L.C.                                   102,900           102,900            0              *

Carl W. Hopper                                             27,440            27,440            0              *

Stephen L. Hornstein                                        3,293             3,293            0              *

Ray Hyman                                                   1,372             1,372            0              *

James W. Krause                                            10,977            10,977            0              *

Matthew H. Patton                                           2,744             2,744            0              *

Robert Pergament                                            5,487             5,487            0              *

Stephen F. Phillips                                        13,719            13,719            0              *

Robert-Claude Rege-Turo                                     2,744             2,744            0              *

Lawrence Roth                                               5,488             5,488            0              *

James A. Stewart                                           13,719            13,719            0              *

David A. Stockton                                           2,744             2,744            0              *

G. Kimbrough Taylor, Jr.                                    2,744             2,744            0              *

David Thalheim                                             10,977            10,977            0              *

Richard L. Thompson                                         6,174             6,174            0              *

Francis M. Traynor, Jr.                                          5,488             5,488              0               *

Daniel N. Warren                                                 3,137             3,137              0               *

Daniel N. Warren, Smith Barney, Inc., Rollover                   5,095             5,095              0               *
Custodian, c/o The Robinson Humphrey Co.

Edward G. Weiner                                                45,930            45,930              0               *

Edward G. Weiner, Smith Barney, Inc., IRA                       11,726            11,726              0               *
Custodian

Howard J. Weiner                                                19,757            19,757              0               *

Richard Zeisler                                                  5,488             5,488              0               *

Heller Financial, Inc.                                          62,500            62,500              0               *

                                                               -------           -------        -------         -------
         TOTAL                                                 474,099           474,099              0               *
                                                               =======           =======        =======         =======

 * Less than 1%.

     Pursuant to the terms of the Acquisition Agreement, the Company acquired all of the outstanding securities of Brilliant Holding Corporation. Each of the Selling Shareholders received the shares listed as being offered in the table above (i) under the terms of the Acquisition Agreement as partial consideration for the securities of Brilliant Holding Corporation or (ii) as a distributee of a former security holder of Brilliant Holding Corporation, which security holder received such shares in the manner described in (i) above. Under the Acquisition Agreement, the Company agreed to register the resale of the Shares under the Securities Act. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders.

                              PLAN OF DISTRIBUTION

     The Common Stock offered hereby may be sold from time to time by the Selling Shareholders or permitted transferees. The Common Stock may be disposed of from time to time in one or more transactions through any one or more of the following: (i) to purchasers directly, (ii) in ordinary brokerage transactions and transactions in which the broker solicits purchasers, (iii) through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholders or permitted transferees and/or from the purchasers of the Common Stock for whom they may act, (iv) the writing of options on the Common Stock, (v) the pledge of the Common Stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the Common Stock or interests therein, (vi) purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, (vii) a block trade in which the broker or dealer so engaged will attempt to sell the Common Stock as agent and resell a portion of the block as principal to facilitate the transaction, (viii) an exchange distribution in accordance with the rules of such exchange or transactions in the over the counter market, (xix) pursuant to the resale provisions of Rule 144 under the Securities Act, or (xx) in transactions otherwise permitted under the Securities Act. Such sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate. The Selling Shareholders or permitted transferees and any underwriters, brokers, dealers or agents that participate in the distribution of the Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of the Common Stock by them and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Company will pay all of the expenses incident to the offering and sale of the Common Stock to the public, including the reasonable fees and expenses of one counsel for the Selling Shareholders, but other than underwriting discounts or commissions, brokers' fees and the fees and expenses of any other counsel to the Selling Shareholders related thereto.

                                 LEGAL MATTERS

     Certain legal matters in connection with the validity of the Common Stock offered hereby have been passed upon by Jackson Walker LLP, Dallas, Texas.

                                    EXPERTS

     The consolidated financial statements and related financial statement schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended May 31, 1997, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as set forth in their report thereon, included therein and incorporated herein by reference. Such consolidated financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of KPMG Peat Marwick LLP pertaining to such financial statements (to the extent covered by consents filed with the Commission) given upon the authority of such firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this Prospectus in connection with the offering made hereby. If given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that the information contained herein is correct as of any time subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it would be unlawful to make such an offer or solicitation in such jurisdiction.


                   -----------------
                   TABLE OF CONTENTS
                                                    PAGE
Available Information................................. 3
Incorporation of Certain Documents
   by Reference....................................... 3
Use of Proceeds........................................4
Selling Shareholders...................................5
Plan of Distribution.................................. 6
Legal Matters......................................... 7
Experts............................................... 7



                                    474,099

                                     SHARES



                               AMERICAN HOMESTAR

                                  CORPORATION



                                  COMMON STOCK

                                ---------------


                                   PROSPECTUS

                                ---------------

                               September 25, 1997